Exhibit 99

SILICON LABORATORIES RESULTS EXCEED EXPECTATIONS

—Strong Quarterly Performance and Better than Seasonal Outlook—

AUSTIN, Texas — Jan. 25, 2012 — Silicon Laboratories Inc. (Nasdaq: SLAB), a leader in high-performance, analog-intensive, mixed-signal integrated circuits (ICs), today reported fourth quarter revenue of $126.7 million, a 13 percent increase compared to the same period last year.  GAAP and non-GAAP earnings per share of $0.29 and $0.49, respectively, exceeded expectations and represented solid double-digit sequential growth.

Financial Highlights

Business trends were robust throughout the quarter, with new product cycles driving revenue upside.  Solid operating performance also translated to better than anticipated profitability.

Fourth quarter revenue increased more than 6 percent sequentially to $126.7 million. GAAP gross margin was 60.9 percent.  R&D investment increased to $34.7 million, and SG&A was flat at $27.3 million.  Operating income improved meaningfully from the same period last year to 12 percent. GAAP net income was 10 percent of revenue for the quarter. Diluted GAAP earnings of 29 cents represented a 12 percent increase compared to the third quarter.

The following non-GAAP results exclude the impact of stock compensation expense and certain other one-time items. Gross margin remained stable at 61.2 percent.  R&D investment increased to $29.6 million due primarily to increased tape out activity, and as planned, SG&A remained flat at $22.5 million. Operating income improved to 20 percent of revenue, and net income improved to 17 percent of revenue. The solid operational performance resulted in diluted earnings per share of 49 cents, an 11 percent sequential increase, and well above guidance.  The company ended the quarter with $325 million in cash, cash equivalents and investments due to continued healthy cash flow from operations.

Reconciling charges are set forth in the financial measures table included below.

Business Highlights

Fourth quarter revenue upside was driven by new product cycles in video and touch controllers, as well as better than anticipated demand for SLIC devices and many of the company’s Broad-based products.

The company’s video products exceeded the full year revenue target and exited the year positioned to further expand its strong market share position as customers ramp 2012 TV models into production. iDTVs featuring the company’s latest generation products were on display at the Consumer Electronics Show, demonstrating the form factor and performance advantages available when using Silicon Labs silicon tuner technology.

Similarly, the company’s touch controllers designed into mobile handsets exceeded initial forecasts, shipping throughout Europe, China and India during the fourth quarter. This rapid ramp in a major mobile handset platform was strong validation for the company’s touch technology and a good foundation for expanding market share in 2012.

The company’s non-consumer products also delivered solid performance in the quarter, including MCUs, which remained stable, and isolation and wireless products which grew significantly as new customer programs ramped.  Timing products delivered excellent year over year growth again at 30 percent, but slowed in the fourth quarter in conjunction with the near-term weakness in the telecom equipment market.

“We enjoyed a sustained improvement in the strength of bookings as we ended 2011. And with our recent results demonstrating significant share gains, we have a lot to look forward to in 2012,” said Necip Sayiner, president and CEO of Silicon Laboratories. “We believe we have both the diversity to weather any lingering macro weakness and the product cycles to get us back into a mode of consistently outperforming our peers.”

The company expects revenue for the first quarter to be in the range of $120 million to $125 million.

Webcast and Conference Call

A conference call discussing the quarterly results will follow this press release at 7:30 a.m. central time. An audio webcast will be available simultaneously on Silicon Laboratories’ website under Investor Relations (www.silabs.com).  A replay will be available after the call at the same website listed above or by calling 1 (855) 859-2056 or +1 (404) 537-3406 (international) and by entering 42298945. The replay will be available through February 8th.

About Silicon Laboratories Inc.

Silicon Laboratories Inc. is a leading designer of high-performance, analog-intensive, mixed-signal integrated circuits (ICs) for a broad range of applications. Silicon Laboratories’ diverse portfolio of highly integrated, patented solutions is developed by a world-class engineering team with expertise in cutting-edge mixed-signal design. The company has design, engineering, marketing, sales and applications offices throughout North America, Europe and Asia. For more information about Silicon Laboratories, please visit www.silabs.com.

Forward-Looking Statements

This press release contains forward-looking statements based on Silicon Laboratories’ current expectations. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan,” “project,” “will” and similar phrases as they relate to Silicon Laboratories are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of Silicon Laboratories and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are the following: risks that Silicon Laboratories may not be able to maintain its historical growth; quarterly fluctuations in revenues and operating results; volatile stock price; average selling prices of products may decrease significantly and rapidly; difficulties developing new products that achieve market acceptance; dependence on a limited number of products and customers; intellectual property litigation risks; inventory-related risks; risks associated with acquisitions; difficulties managing international activities; difficulties managing our manufacturers and subcontractors; risks that Silicon Laboratories may not be able to manage strains associated with its growth; credit risks associated with our accounts receivable; dependence on key personnel; risks associated with divestitures; geographic concentration of manufacturers, assemblers, test service providers and customers in Asia that subjects Silicon Laboratories’ business and results of operations to risks of natural disasters, epidemics, war and political unrest; the competitive and cyclical nature of the semiconductor industry and other factors that are detailed in Silicon Laboratories’ filings with the SEC. Silicon Laboratories disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Note to editors: Silicon Laboratories, Silicon Labs and the Silicon Labs logo are trademarks of Silicon Laboratories Inc. All other product names noted herein may be trademarks of their respective holders.

CONTACT: Silicon Laboratories Inc., Shannon Pleasant, (512) 464 9254, shannon.pleasant@silabs.com

Silicon Laboratories Inc.

Condensed Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,	January 1,	December 31,	January 1,
	2011	2011	2011	2011
Revenues	$126,692	$111,891	$491,625	$493,341
Cost of revenues	49,513	40,800	193,179	169,097
Gross margin	77,179	71,091	298,446	324,244
Operating expenses:
Research and development	34,705	32,621	135,953	123,821
Selling, general and administrative	27,251	27,456	112,419	113,752
Operating expenses	61,956	60,077	248,372	237,573
Operating income	15,223	11,014	50,074	86,671
Other income (expense):
Interest income	427	479	1,859	2,318
Interest expense	(23)	(11)	(37)	(77)
Other income (expense), net	152	24	444	(1,253)
Income before income taxes	15,779	11,506	52,340	87,659
Provision (benefit) for income taxes	2,974	(1,377)	16,868	14,417

Net income	$12,805	$12,883	$35,472	$73,242

Earnings per share:
Basic	$0.31	$0.29	$0.82	$1.63
Diluted	$0.29	$0.28	$0.79	$1.57

Weighted-average common shares outstanding:
Basic	41,979	43,834	43,421	44,845
Diluted	43,410	45,658	44,832	46,742

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except per share data)

	Three Months Ended December 31, 2011
Non-GAAP Income Statement Items	GAAP Measure	GAAP Percent of Revenue	Stock Compensation Expense	Acquisition Related Items	Termination Costs and Impairments	Non- GAAP Measure	Non- GAAP Percent of Revenue
Revenues	$126,692

Gross margin	77,179	60.9%	$304	$—	$—	$77,483	61.2%

Research and development	34,705	27.4%	3,588	—	1,553	29,564	23.3%

Selling, general and administrative	27,251	21.5%	5,000	(560)	345	22,466	17.7%

Operating income	15,223	12.0%	8,892	(560)	1,898	25,453	20.1%

Net income	12,805	10.1%	7,629	(560)	1,510	21,384	16.9%

	Three Months Ended December 31, 2011
Non-GAAP Diluted Earnings Per Share	GAAP Measure	Stock Compensation Expense	Acquisition Related Items	Termination Costs and Impairments	Non- GAAP Measure
Net income	$12,805	$7,629	$(560)	$1,510	$21,384

Diluted shares outstanding	43,410				43,410

Diluted earnings per share	$0.29				$0.49

Silicon Laboratories Inc.

Condensed Consolidated Balance Sheets

(In thousands, except per share data)

(Unaudited)

	December 31, 2011	January 1, 2011
Assets
Current assets:
Cash and cash equivalents	$94,964	$138,567
Short-term investments	212,526	227,295
Accounts receivable, net of allowance for doubtful accounts of $725 at December 31, 2011 and $772 at January 1, 2011	55,351	45,030
Inventories	34,778	39,450
Deferred income taxes	11,563	9,140
Prepaid expenses and other current assets	43,867	34,447
Total current assets	453,049	493,929
Long-term investments	17,477	17,500
Property and equipment, net	25,141	29,945
Goodwill	115,489	112,296
Other intangible assets, net	60,005	53,242
Other assets, net	34,830	20,746
Total assets	$705,991	$727,658

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$26,354	$24,433
Accrued expenses	30,857	25,604
Deferred income on shipments to distributors	24,962	26,127
Income taxes	665	3,692
Total current liabilities	82,838	79,856
Long-term obligations and other liabilities	24,214	22,372
Total liabilities	107,052	102,228
Commitments and contingencies
Stockholders’ equity:
Preferred stock—$0.0001 par value; 10,000 shares authorized; no shares issued and outstanding	—	—
Common stock—$0.0001 par value; 250,000 shares authorized; 42,068 and 43,933 shares issued and outstanding at December 31, 2011 and January 1, 2011, respectively	4	4
Additional paid-in capital	14,749	49,947
Retained earnings	586,653	579,127
Accumulated other comprehensive loss	(2,467)	(3,648)
Total stockholders’ equity	598,939	625,430
Total liabilities and stockholders’ equity	$705,991	$727,658

Silicon Laboratories Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Year Ended
	December 31, 2011	January 1, 2011
Operating Activities
Net income	$35,472	$73,242
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation of property and equipment	13,570	11,797
Amortization of other intangible assets and other assets	11,030	7,494
Impairment of long-lived assets	1,322	—
Stock-based compensation expense	36,115	40,324
Income tax benefit from employee stock-based awards	2,814	3,295
Excess income tax benefit from employee stock-based awards	(2,404)	(2,412)
Deferred income taxes	(445)	(552)
Changes in operating assets and liabilities:
Accounts receivable	(8,562)	11,342
Inventories	5,334	(7,811)
Prepaid expenses and other assets	(5,948)	(5,300)
Accounts payable	(2,176)	(777)
Accrued expenses	(1,320)	(2,590)
Deferred income on shipments to distributors	(1,915)	(2,343)
Income taxes	5,855	(7,774)
Net cash provided by operating activities	88,742	117,935
Investing Activities
Purchases of available-for-sale investments	(178,676)	(357,777)
Proceeds from sales and maturities of marketable securities	193,474	352,779
Purchases of property and equipment	(8,690)	(13,850)
Purchases of other assets	(4,018)	(8,372)
Acquisitions of businesses, net of cash acquired	(27,262)	(28,021)
Net cash used in investing activities	(25,172)	(55,241)
Financing Activities
Proceeds from issuance of common stock, net of shares withheld for taxes	7,660	18,055
Excess income tax benefit from employee stock-based awards	2,404	2,412
Repurchases of common stock	(110,063)	(140,331)
Payments on debt	(7,174)	—
Net cash used in financing activities	(107,173)	(119,864)

Decrease in cash and cash equivalents	(43,603)	(57,170)
Cash and cash equivalents at beginning of period	138,567	195,737
Cash and cash equivalents at end of period	$94,964	$138,567

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